Exhibit 99.39

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Pure Mo2isture anti-aging cosmetics now for sale in Sangui's new internet shop

Witten, August 29, 2006 - Effective today, SanguiBioTech GmbH, has launched a proprietary web shop exclusively dedicated to selling its innovative Pure Mo2isture face and body cosmetics. Pure Mo2isture cosmetics utilize a genuinely developed nano formulation to bridge the horny layer of the skin and to provide enhanced oxygen supply to the skin tissue and capillary vessels. Oxygen is a major factor in the ongoing production of collagen in the human body and therefore key to the sustainable regeneration of the skin. Dermatological tests carried out by one of Germany's most renowned independent test institutes repeatedly showed skin elasticity improvements of up to 61%. The website contains ample documentation of the dermato-cosmetic background and the test results. Promotion will include advertising and editorial coverage in selected magazines as well as database marketing and direct mail activities.

The German language web shop can be accessed under the address http://www.puremoisture.de. Pages in English, Spanish and Korean are under preparation.

At the same time, demand for Sangui's cosmetics from distribution partners in Germany and international is encouraging. In July and August, the first two months of the current fiscal year (ending June 30, 2007) Sangui received firm orders worth more than € 60,000.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.